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                                                              Exhibit 99.(d)(iv)

                        ADDENDUM TO MANAGEMENT AGREEMENT
                   BETWEEN LORD ABBETT RESEARCH FUND, INC. AND
                             LORD, ABBETT & CO. LLC
                      DATED JUNE 10, 1992 (THE "AGREEMENT")
                      -------------------------------------
     Effective April 1, 2004, Lord, Abbett & Co. LLC and Lord Abbett Research Fund, Inc. (the "Corporation") on behalf of a series of the Corporation, Lord Abbett Growth Opportunities Fund ("Fund"), do hereby agree that the annual management fee rate for the Fund with respect to paragraph 2 of the Agreement shall be reduced from .90 of 1% of the value of the Fund's average daily net assets to the following schedule:

          .80 of 1% of the first $1 billion of average daily net assets. .75 of 1% of the next $1 billion, and .70 of 1% of the next $1 billion, and .65 of 1% of assets over $3 billion.

     For purposes of Section 15 (a) of the Act, this Addendum and the Agreement shall together constitute the investment advisory contract of the Fund.


                         LORD, ABBETT & CO. LLC


                  By:    /s/ Paul A.Hilstad
                         ----------------------
                         Paul A. Hilstad, Partner


                         LORD ABBETT RESEARCH FUND, INC.
                         (on behalf of Lord Abbett Growth Opportunities Fund)


                  By:    /s/ Christina T. Simmons
                         ------------------------
                         Christina T. Simmons,
                         Vice President and Assistant Secretary


Dated: March 1, 2004